Exhibit 10.1

EXPENSE SUPPORT AGREEMENT
This AGREEMENT (this “Agreement”), is made as of June 12, 2020, by and between Medley Capital Corporation, a Delaware corporation (the “Company”), Medley LLC, a Delaware limited liability company, and MCC Advisors LLC, a Delaware limited liability company (“MCC Advisors”).
In consideration of the Company’s Board of Director’s agreement to extend the Company's Investment Advisory and Administration Agreements through September 30, 2020, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
MCC Advisors and Medley LLC (jointly and severally) hereby irrevocably agree to waive/absorb the Company's total fees and expenses to the extent necessary so as to cap all of the Company's accrued fees and expenses at $667,000 per month, excluding: 1) interest expense on the Company’s 6.500% Notes due 2021 and 6.125% Notes due 2023 (i.e., baby bonds); 2) investment-related fees and expenses that are capitalized as part of the cost of the investment; 3) strategic transaction out-of-pocket fees and expenses under the direction/supervision of the Special Committee or the Independent Directors; 4) the amount by which annual Director & Officer insurance cost exceeds $1,000,000 (annualized for each month during the period the Cap is in effect); and 5) unforeseen reasonable out-of-pocket expenses for extraordinary matters for which consent of the Special Committee is obtained, such consent not to be unreasonably withheld; provided, however, unforeseen expenses shall not include fees and expenses incurred by counsel or advisers to the Independent Directors and Special Committee in connection with any existing regulatory matters to the extent directed at the Company or its past or present officers or directors in their capacity as officers or directors of the Company (the “Cap”). For purposes of the Cap exclusions included in the preceding clause 5, fees and expenses concerning currently outstanding litigation/regulatory matters (other than out-of-pocket fees/expenses associated with a court trial in matters relating to Point 360 or Security National Guaranty) or existing credit or restructuring matters that are not capitalized as part of the costs of investment shall be presumed to be foreseen expenses. The Cap shall be effective from June 1st through September 30, 2020. In addition, the application of the Cap, i.e., cash settlement thereof, shall be done in accordance with GAAP and shall be done monthly, subject to prompt review and approval by the Special Committee. Such monthly settlement (including obtaining the approval thereof by the Special Committee) shall occur no later than 15 business days following the end of each month for which the Cap is in effect. Further, within 11 business days following the end of the month, MCC Advisors shall furnish to the Special Committee information the Special Committee believes reasonably necessary to enable it to evaluate whether to approve such settlement, including, without limitation, the month's expense accrual schedule and the expense schedule for each of the trailing 12 months. MCC Advisors further agrees that expense accrual practices (including timing of accruals) for the Company during the period the Cap is in effect shall conform to the accrual practices in effect for the fiscal periods prior to June 1, 2020. This Agreement shall terminate automatically in the event the Company's Advisory Agreement with MCC Advisors is terminated; provided however that any amounts owed to the Company in excess of the Cap for a month in which the Cap was in effect shall be paid to the Company within 15 business days' following termination.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MEDLEY CAPITAL CORPORATION

By: /s/ Arthur Ainsberg
Name: Arthur Ainsberg
Title: Director

MCC ADVISORS LLC

By: /s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

MEDLEY LLC

By: /s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer